Exhibit 10.1

Actua 2015 Performance Plan

The Board of Directors of Actua Corporation (together with its wholly-owned subsidiaries, “Actua”) hereby establishes this 2015 Performance Plan (this “Plan”). The purposes of this Plan are to (1) advance the interests of Actua’s stockholders by providing certain officers and other employees with bonus payments and/or vesting of performance shares upon the achievement of specified corporate and individual goals and (2) help Actua attract and retain key employees.

The Compensation Committee of Actua’s Board of Directors (the “Committee”) will administer and interpret this Plan. All decisions and determinations of the Committee with respect to this Plan will be final and binding on all parties.

Actua’s 2015 goals include quantitative and qualitative goals. The relative weighting of each element of the Actua-specific goals is described below.

Eighty percent (80%) of the Plan is tied to the accomplishment of quantitative goals. The achievement of a specified consolidated GAAP revenue goal for Actua’s existing consolidated companies (FolioDynamix, GovDelivery, MSDSonline and Bolt) accounts for fifty percent (50%) of the Plan, the achievement of a specified consolidated adjusted non-GAAP net income goal accounts for ten percent (10%) of the Plan, and the achievement of a specified consolidated adjusted non-GAAP cash flow from operations goal accounts for twenty percent (20%) of the Plan.

Twenty percent (20%) of the Plan is tied to execution against the following qualitative goals: (1) execution of strategic initiatives, (2) allocation of capital and corporate development, (3) brand enhancement and (4) reaction to unforeseen market/business conditions.

Following the end of the 2015 fiscal year, the Committee will evaluate Actua’s 2015 performance and determine the extent (expressed as a percentage) to which the corporate and individual goals, as applicable, were achieved (such percentage, the “Achievement Percentage”). The Committee will then award bonuses and/or provide for the vesting of performance shares in accordance with each individual’s Achievement Percentage under the terms of this Plan.